UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2012

Wynn Resorts, Limited

(Exact name of registrant as specified in its Charter)

Nevada	000-50028	46-0484987
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3131 Las Vegas Boulevard South

Las Vegas, Nevada 89109

(Address of principal executive offices) (Zip Code)

(702) 770-7555

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On July 31, 2012, Wynn Resorts (Macau) S.A. (“WRM”), an indirect subsidiary of the Registrant, amended and restated its credit facilities, dated September 14, 2004 (as so amended and restated, the “Amended Common Terms Agreement”), and appointed Bank of China Limited, Macau Branch as intercreditor agent, facilities agent and security agent. The Amended Common Terms Agreement and related agreements took effect on July 31, 2012 and expand availability under WRM’s senior secured bank facility to US$2.3 billion equivalent, consisting of a US$750 million equivalent fully funded senior secured term loan facility and a US$1.55 billion equivalent senior secured revolving credit facility. WRM also has the ability to upsize the total senior secured facilities by an additional US$200 million pursuant to the terms and provisions of the Amended Common Terms Agreement. Borrowings under the Amended Common Terms Agreement, which consist of both Hong Kong Dollar and United States Dollar tranches, will be used to refinance WRM’s existing indebtedness, to fund the design, development, construction and pre-opening expenses of Wynn Cotai (defined below) and for general corporate purposes. WRM anticipates constructing a full-scale integrated resort (“Wynn Cotai”) containing a casino, approximately 2,000 rooms and suites as well as convention, retail, entertainment and food and beverage offerings. WRM continues to work on a final design and schedule for this new project. The total budget for the project is estimated to be in the range of US$3.5 billion to US$4.0 billion.

The term loan facility matures in July 2018, and the revolving credit facility matures in July 2017. The principal amount of the term loan is required to be repaid in two equal installments in July 2017 and July 2018. The senior secured facilities will bear interest for the first six months after closing at LIBOR or HIBOR plus a margin of 2.50% and thereafter will be subject to LIBOR or HIBOR plus a margin of between 1.75% to 2.50% based on WRM’s leverage ratio.

Customary fees and expenses were paid by WRM in connection with the Amended Common Terms Agreement.

Borrowings under the Amended Common Terms Agreement are guaranteed by Palo Real Estate Company Limited (“Palo”), a subsidiary of WRM, and by certain subsidiaries of the Registrant that own equity interests in WRM, and are secured by substantially all of the assets of WRM, the equity interests in WRM and, subject to certain post-closing matters, substantially all of the assets of Palo.

The Amended Common Terms Agreement contains representations, warranties, covenants and events of default customary for casino development financings in Macau.

The lenders and agents under the Amended Common Terms Agreement and certain of their affiliates have performed investment banking, commercial lending and advisory services for WRM, the Registrant, their subsidiaries and their respective affiliates, from time to time, for which they have received customary fees and expenses. These parties may, from time to time, engage in transactions with, and perform services for, WRM, the Registrant, their subsidiaries and their respective affiliates in the ordinary course of their business.

The foregoing description of the Amended Common Terms Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, a copy of which will be filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 1, 2012	WYNN RESORTS, LIMITED

	By:	/s/ Matt Maddox
Matt Maddox
Chief Financial Officer and Treasurer